QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)(xi)

Guide for Plan Participants on Tendering Shares of Liberty Global Series A Common Stock

        The following Questions & Answers address the procedures for participants of the Liberty Global 401(k) Savings Plan—Puerto Rico regarding the tender offer by Liberty Global, Inc. for shares of its Series A common stock (the "Series A shares"). The terms and conditions of this offer are set forth in the Offer to Purchase dated December 4, 2006.

        Please read this Q&A and the Offer to Purchase carefully because they contain important information. If you have any questions specifically about the tender offer, please contact the Information Agent:

D. F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York 10005
1-800-207-3158

1.     How do I tender my Series A shares in the Liberty Global 401(k) Savings Plan—Puerto Rico?

        Only Mid-Atlantic Trust Company, as custodian of the stock, can tender Series A shares on your behalf after they receive your instructions. To instruct Mid-Atlantic to tender your Series A shares, you will need to complete the attached Tender Offer Instruction Form and fax it back to Caribbean Pension Consultants, Inc. (CPC) to the number on the form. If you have any questions regarding this form, please contact Enid Marcus at (561) 392-5149.

        If a portion of your individual account is also invested in shares of Liberty Global, Inc. Series C common stock ("Series C shares"), you should also receive materials that provide you with the ability to direct Mid-Atlantic with respect to such Series C shares. If you wish to direct Mid-Atlantic with respect to the Series C shares attributable to your account, you must use the Tender Offer Instruction Form specifically for Series C shares. The attached Tender Offer Instruction Form may only be used to direct Mid-Atlantic with respect to the Series A shares attributable to your account. Similarly, the Tender Offer Instruction Form for the Series C shares may not be used to direct Mid-Atlantic with respect to the Series A shares attributable to your account.

2.     How long do I have to tender my Series A shares in the tender offer?

        Your direction must be received at CPC by 12:00 p.m. Eastern Time on December 28, 2006, unless the tender offer timeframe is extended. Please note that this date is 5 business days before the regularly scheduled expiration of the tender offer.

3.     Where will the proceeds of my tendered Series A shares be invested?

        You have the option to invest the proceeds in the Fidelity Money Market Fund or according to the investment elections on the Tender Offer Instruction Form. If you fail to make an election on the Tender Offer Instruction Form, your proceeds will be automatically allocated in the Fidelity Money Market Fund.

4.     What if I decide to withdraw my direction?

        You have the option to withdraw your direction by calling Enid Marcus at (561) 392-5149. You must do so before 12:00 p.m. Eastern Time on December 28, 2006, unless the expiration date of the tender offer has been extended.

5.     Will there be any limitations on transactions if I decide to tender my Series A shares?

        Upon receipt of your direction to tender Series A shares, a pending transaction will be posted to your account to isolate the shares that will be tendered on your behalf. As a result, you will not be able to process any additional transactions (including fund transfers, loans or withdrawals) beginning on the date you make an election to tender, and continuing until the shares have been tendered and the proceeds have been credited to your account. This is referred to as a freeze or blackout period. We expect that this limitation may last approximately two weeks following the conclusion of the tender offer. (Please note that if you withdraw your election to tender prior to 12:00 p.m. Eastern Time on December 28, 2006, this freeze will be lifted.) New contributions made to the plan will not be affected by this limitation. You can call Enid Marcus at (561) 392-5149 to obtain updated information on the status of this limitation.

        During the period of the freeze, you will be unable to direct or diversify the assets in your account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the freeze period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the freeze period. Be aware that if you elect to tender some but not all of your Series A shares, you will not be able direct the sale of the remaining Series A shares until the end of the freeze period.

        The period of the freeze is considered a "blackout period" under the United States federal law. Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. In this case, the tender offer was publicly announced on November 29, 2006 and is scheduled to end on January 4, 2007. In order to process tender directions, the plan trustee requires the blackout period to begin on the date that a participant delivers a notice of intent to tender shares. As the administratively required blackout period for the plan will begin less than 30 days after this notice, it was not possible to give you notice at least 30 days in advance of the commencement of the blackout period. If you have any questions concerning this notice, you should contact the Liberty Global, Inc., c/o Michelle Keist, 12300 Liberty Boulevard, Englewood, Colorado 80112, (303) 220-6600.

        You can access additional information regarding your Liberty Global Stock via the participant website (www.cpcpac.com).

Liberty Global 401(k) Savings Plan—Puerto Rico

Series A Tender Offer Instruction Form

EMPLOYEE INFORMATION

Name:

	First	Middle	Last
Social Security Number:

TENDER OFFER INSTRUCTIONS

        I authorize Mid Atlantic Trust Company to tender the following number of Series A shares on my behalf. These instructions will remain in effect unless I decide to withdraw my direction prior to the cut off date.

                         Series A Shares*

*
This number cannot exceed your current share balance of Series A common stock.

        If you authorize Mid Atlantic Trust Company to tender Series A shares, you must then choose either OPTION A or OPTION B below to determine the price at which you are willing to tender such shares.

☐ Option A	☐ Option B

Check this Option if you want to maximize the chance of having Liberty Global accept for purchase all of the Series A Shares shown above (subject to the possibility of proration).

Accordingly, by checking this box, you are tendering the Series A Shares shown above and are willing to accept the purchase price determined by Liberty Global in accordance with the terms of the Offer. If you agree to accept the purchase price determined by Liberty Global, your Series A Shares will be deemed to be tendered at the minimum price of $26.08 per share. You should understand that this election
By checking one of the boxes below, you are tendering the Series A Shares shown above at the price checked. You are also indicating that you understand this action could result in none of your Series A Shares being purchased if the purchase price determined by Liberty Global is less than the price checked below. You may only check one of the boxes below.

Price (in Dollars) Per Series A Share

Tender price is not to be less than $26.08 or exceed $29.50

may lower the purchase price paid for all	☐	$26.08	☐	$26.68	☐	$27.28	☐	$27.88	☐	$28.48	☐	$29.08
purchased Series A Shares in the Tender Offer	☐	$26.18	☐	$26.78	☐	$27.38	☐	$27.98	☐	$28.58	☐	$29.18
and could result in your Series A Shares being	☐	$26.28	☐	$26.88	☐	$27.48	☐	$28.08	☐	$28.68	☐	$29.28
purchased at the minimum price of $26.08 per	☐	$26.38	☐	$26.98	☐	$27.58	☐	$28.18	☐	$28.78	☐	$29.38
share.	☐	$26.48	☐	$27.08	☐	$27.68	☐	$28.28	☐	$28.88	☐	$29.48
	☐	$26.58	☐	$27.18	☐	$27.78	☐	$28.38	☐	$28.98	☐	$29.50

INVESTMENT OF PROCEEDS

        Check only one of the following options:

        1.     ☐ Allocate proceeds according to the following elections:

Baron Growth
Fidelity Blue Chip Growth
Fidelity Investment Grade Bond
Fidelity Equity Income
Freedom Income Fund
Fidelity Freedom 2000
Fidelity Freedom 2010
Fidelity Freedom 2020
Fidelity Freedom 2030
Fidelity Freedom 2040
Fidelity Low-Priced Stock
Fidelity Spartan International Index Fund
Fidelity Money Market
Fidelity Spartan U.S. Equity Index
Liberty Capital Series A
Liberty Interactive Series A
Davis NY Venture A
PIMCO High Yield Fund
Allianz NFJ Small Cap Value Fund
Templeton Foreign Fund
Liberty Global Series C common stock
Total 100%

        2.     ☐ Allocate proceeds to the Fidelity Money Market Fund.

        I hereby authorize the instructions provided above.

Signature of Participant

Date

Please fax the form by 12:00 p.m. ET, December 28, 2006 to:

Caribbean Pension Consultants, Inc.
Enid Marcus Fax:
(561) 392-6559

QuickLinks

Guide for Plan Participants on Tendering Shares of Liberty Global Series A Common Stock